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                                                                      EXHIBIT 4


         SECOND SUPPLEMENTAL INDENTURE, dated as of January 31, 1997, between CABOT CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal executive offices at 75 State Street, Boston, Massachusetts, and THE STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (herein called the "Trustee"), having its principal corporate trust office at Two International Place, Boston, Massachusetts 02110.


                                    RECITALS

         WHEREAS, the Company has entered into an Indenture dated as of December 1, 1987 and supplemented by a First Supplemental Indenture dated June 17, 1992 (as the same may be modified by the Trust Indenture Reform Act of 1990, the "Indenture"), with The First National Bank of Boston, as the Trustee's predecessor, to provide for the issuance from time to time of the Company's Securities, to be issued in one or more series; and

         WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture to cure any ambiguity, omission, defect or inconsistency or to make other formal changes and to make any change that does not adversely affect the rights of any Securityholder; and

         WHEREAS, the Trustee became the successor to The First National Bank of Boston, as Trustee under the Indenture, pursuant to Section 7.09 of the Indenture; and

         WHEREAS, all conditions have been complied with, all actions have been taken and all things have been done which are necessary to make this Second Supplemental Indenture a valid and binding supplement to the Indenture.

         NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises and the purchase of the Securities by the holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of Securities, as follows:

         Section 1. Definitions. Capitalized terms not defined herein shall have their associated meanings as defined in the Indenture.

         Section 2. Successor Trustee. The Trustee succeeded The First National Bank of Boston, as Trustee under the Indenture, pursuant to Section 7.09 of the Indenture, with effect from and after October 2, 1995 (the "Effective Date").

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         Section 3. Incorporation of Indenture. From and after the date hereof, the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument with respect to the Securities.

         Section 4. Acceptance of Trust. The Trustee accepts the trusts created by the Indenture, from and after the Effective Date, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Second Supplemental Indenture.

         Section 5. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the date first above written.



                                             CABOT CORPORATION

                                             BY:  /s/ Kenyon C. Gilson
                                                ----------------------
                                                    Kenyon C. Gilson,
                                                    Executive Vice President and
                                                    Chief Financial Officer

ATTEST:

/s/ Edith C. McGuinness
-----------------------
Edith C. McGuinness
Assistant Secretary
                                             THE STATE STREET BANK AND
                                                 TRUST COMPANY, as Trustee

                                             BY: /s/ Henry W. Seemore
                                                 --------------------
                                                    Henry W. Seemore,
                                                    Assistant Vice President

ATTEST:


/s/ Eric J. Donaghey
--------------------